EXHIBIT 12.1



                 Statement of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                                                                                 Nine Months Ended
                                                                            Years Ended December 31,               September 30,
                                                           --------------------------------------------------    ------------------
                                                             1996       1997       1998      1999       2000       2000       2001
                                                           -------    -------    -------   -------    -------    -------    -------
Income (loss) from continuing operations
    before provision for income taxes and
    cumulative effect of change in accounting
    principal and extraordinary item ...................    (1,398)      (508)     5,098    (2,309)   (13,319)    (8,871)    (9,957)
Add: Interest expense ..................................     1,973      1,910      1,972     2,753      4,321      2,924      3,566
Adjusted income (loss) from continuing
    operations before provision for income
    taxes and cumulative effect of change in
    accounting principal and extraordinary item ........       575      1,402      7,070       444     (8,998)    (5,947)    (6,391)
                                                           -------    -------    -------   -------    -------    -------    -------
Divided by: Interest expense ...........................     1,973      1,910      1,972     2,753      4,321      2,924      3,566
                                                           -------    -------    -------   -------    -------    -------    -------
Ratio of earnings to fixed charges(1) ..................      0.29       0.73       3.59      0.16      (2.08)     (2.03)     (1.79)
                                                           =======    =======    =======   =======    =======    =======    =======

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(1)  For the year ended  December 31, 2000 and the nine months  ended  September
     30, 2000 and 2001, Kroll's pre-tax earnings from continuing operations were insufficient to cover fixed charges by $9.0 million, $5.9 million and $6.4 million, respectively.